DREYFUS HIGH YIELD STRATEGIES FUND

IMPORTANT

PLEASE ACT PROMPTLY

SIGN, DATE AND MAIL YOUR PROXY CARD(S) TODAY.

No matter how many shares you own, your vote is important. Voting can also help the Fund save money. To hold a meeting, a quorum must be represented. Voting today can save the fund the expense of another solicitation for proxies required to achieve a quorum.

Please note that if you hold more than one account in the Fund, a proxy card will be sent to you for each of your accounts. You should sign and return each proxy card in order for all votes to be counted.

Thank you for your interest in the Fund.

854PrxyB98

FOLD AND DETACH HERE

DREYFUS HIGH YIELD STRATEGIES FUND

     The undersigned shareholder of Dreyfus High Yield Strategies Fund (the “Fund”) hereby appoints Robert R. Mullery and James Bitetto, and each of them, the attorneys and proxies of the undersigned, with full power of substitution, to vote, as indicated herein, all of the shares of the Fund standing in the name of the undersigned at the close of business on June 1, 2012 at the Annual Meeting of Shareholders to be held at the offices of The Dreyfus Corporation, 200 Park Avenue, 8th Floor East, New York, New York, commencing at 2:00 p.m. on Thursday, August 2, 2012; and at any and all adjournments thereof, with all of the powers the undersigned would possess if then and there personally present and especially (but without limiting the general authorization and power hereby given) to vote as indicated on the proposal, as more fully described in the Proxy Statement for the meeting.

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(Continued and to be marked, dated and signed, on the other side)	24015-1